AMENDMENT #3
DATED MARCH 1, 2016
TO
INVESTMENT SUB-ADVISORY AGREEMENT
FOR
MassMutual Select Blue Chip Growth Fund



       WHEREAS, Massachusetts Mutual Life Insurance
Company ("MassMutual") and T. Rowe Price Associates,
Inc. (the "Sub-Adviser") entered into an Investment Sub-
Advisory Agreement (the "Agreement"), effective as of
February 16, 2006, relating to the MassMutual Select Blue
Chip Growth Fund (the "Fund");

	WHEREAS, MassMutual assigned the Agreement to MML Investment Advisers, LLC ("MML Advisers") on
April 1, 2014;

       WHEREAS, MML Advisers and the Sub-Adviser desire to amend the compensation of the Sub-Adviser; and

       WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise
defined shall have the meanings given to those terms in the Agreement.

2.	Item (a) of Section 6 - Compensation of the Sub-
Adviser is deleted and replaced in its entirety with the following:

MML Advisers agrees to pay the Sub-Adviser and the Sub-
Adviser agrees to accept as full compensation for the
performance of all functions and duties on its part to be
performed pursuant to the provisions hereof, a fee paid
monthly, in arrears, at the following rate: [   ]

3.	Except as expressly amended hereby, all
provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more
counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto
intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.




MML INVESTMENT ADVISERS, LLC		T.
ROWE PRICE ASSOCIATES, INC.


By:  /s/ Brian Haendiges				By:
/s/ Savonne Ferguson
Name:  Brian Haendiges
	Name:  Savonne Ferguson
Title:  Vice President
	Title:  Vice President


Accepted and Agreed to by:
MASSMUTUAL SELECT FUNDS
on behalf of MassMutual Select Blue Chip Growth Fund


By:    /s/ Nicholas Palmerino
Name:  Nicholas Palmerino
Title:  CFO and Treasurer